Exhibit 4.19
DATED

NOMAD FOODS EUROPE LIMITED AND
DOMINIC BRISBY AND
NOMAD FOODS LIMITED

SERVICE AGREEMENT

GREENBERG TRAURIG, LLP
The Shard, Level 8
32 London Bridge Street

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Exhibit 4.19
London SE1 9SG

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Exhibit 4.19
THIS AGREEMENT is dated

BETWEEN:

(1)NOMAD FOODS EUROPE LIMITED, a company incorporated in England and Wales (registered number 05879466) whose registered office is at Forge, 43 Church Street West,
Woking, England, GU21 6HT (the "Company"); and

(2)DOMINIC BRISBY (the "Executive"); and

(3)NOMAD FOODS LIMITED incorporated in the British Virgin Islands with Company Number 1818482, whose registered office is Ritter House, Wickhams, Cay II, VG1 110, Tortola, British Virgin Islands (“NOMAD”)

NOW IT IS AGREED that the Company shall employ the Executive on the following terms and conditions:

1.COMMENCEMENT AND TERM

1.1The Executive's employment with the Company under this Agreement shall commence on 3 November 2025 (the "Commencement Date").

1.2The employment of the Executive shall (subject to the provisions of this Agreement) be for an indefinite period terminable by either party giving the other not less than 12 months' notice in writing, such notice to expire at any time.

2.EXECUTIVE'S DUTIES

2.1The Executive shall during the continuance of the contract of employment:

2.1.1serve to the best of his ability in the capacity initially as Executive President and then with effect from 1 January 2026 as Chief Executive Officer and with effect from the Commencement Date as a director of the Company and Nomad;

2.1.2report to the Board of Directors of Nomad (the “Board”);

2.1.3faithfully and diligently perform such duties and exercise such powers consistent with them as the Board (or anyone authorised by the Board) may from time to time properly and reasonably assign to or confer upon him;

2.1.4comply with the reasonable instructions of the Board from time to time; and

2.1.5do all in his power to protect promote develop and extend the business interests and reputation of the Group.

2.2Subject to the entering into of this Agreement, the Executive has been appointed to the Board of Directors of Nomad with effect from 3 November 2025 and shall serve as its Chief Executive Officer with effect from 1 January 2026:

2.2.1The Executive shall not be entitled to any additional compensation or fees (from the Company, Nomad or otherwise) as a result of such appointment, nor shall the appointment give rise to an employment relationship with Nomad;

2.2.2Removal from the Board of Nomad shall not (1) give rise to any breach of contract by the Company or any Associated Company and (2) in itself affect the Executive’s employment with the Company.

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2.3The Executive shall unless prevented by sickness, injury or other incapacity or as otherwise agreed by the Board and subject to this Agreement devote the whole of his time attention and abilities during his working hours (which shall be normal business hours and such additional hours as may be reasonably necessary for the proper performance of his duties) to the business and affairs of the Group. The Executive acknowledges that he has unmeasured working time for the purposes of Regulation 20 of the Working Time Regulations.

2.4The Executive shall work at the Company's offices at the Forge, Woking or such other place of business of the Group which the Board may reasonably require for the proper performance of his duties and the Executive may be required to travel both inside and outside of the UK on the business of the Group.

2.5The Executive shall not during the continuance of this Agreement without the prior written consent of the Board of Nomad (such consent not to be unreasonably withheld or delayed) directly or indirectly carry on or be engaged concerned or interested in any other business trade or occupation otherwise than as a holder directly or through nominees of either not more than 3 per cent in aggregate of any class of shares, debentures or other securities in issue from time to time of any company which are for the time being quoted or dealt in on any recognised investment exchange (as defined by Section 285 of the Financial Services and Markets Act 2001) or passive shareholdings for investment purposes in companies which do not at the relevant time compete or otherwise conflict with the business of the Company or any Associated Company.

2.6Following the service of notice by either party to terminate the Executive's employment, or if the Executive purports to terminate this Agreement in breach of contract, the Board may by written notice require the Executive not to perform any services for a defined period or until the termination of his employment. During this period:

2.6.1the Company shall not be obliged to provide any work, or vest any powers in the Executive, who shall have no right to perform any services for the Company and the Board may appoint a replacement to carry out the Executive's duties and responsibilities;

2.6.2the Executive shall continue to receive his salary and contractual benefits in the usual way;

2.6.3the Executive shall remain an employee of the Company and (save as varied by the operation of this clause) be bound by the terms of this Agreement, particularly in relation to any duties of confidentiality and fidelity;

2.6.4the Executive shall use all reasonable endeavours to remain contactable at all times during normal working hours by telephone and shall remain ready to attend work on reasonable notice (if so required by the Company);

2.6.5the Executive shall not engage in any activities or other occupation (whether paid or unpaid) in breach of his obligations under this Agreement. In particular, the Executive shall not directly or indirectly or on behalf of (or together with) any other person, firm or company be, or prepare to be, concerned or otherwise interested in any other business or activity which is or will be or is likely to be in competition with the business of the Company or any of its Associated Companies;

2.6.6the Executive shall not access any premises of the Company or any Associated Company;

2.6.7the Executive shall not contact any officer, employee, consultant, shareholder, client, customer, employee, agent, distributor or other business contact of the

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Company or any Associated Company save in a social context and with the prior, written consent of the Board, such consent not to be unreasonably withheld;

2.6.8the Company reserves the right to suspend or cancel access to the Company intranet, email and other systems and reserves the right to require the return of all Company property, including PC and mobile phone;

2.6.9the Executive shall cease to be an authorised signatory of the Company or hold a Power of Attorney for the Company (if requested in writing by the Company);

2.6.10the Executive shall take all accrued holiday (in respect of the period up until the Termination Date) and no contractual holiday entitlement shall accrue;

2.6.11the Executive shall not make any public statements in relation to the Company or any Associated Company or its or their officers or employees.

2.7If the Executive proposes to commence a new role, in circumstances where the proposed new group in which he would be employed or engaged does not compete with the business of the Company or any Associated Company (and does not propose to so compete for the duration of what would have been the Executive’s notice period), the Company will give reasonable consideration to any request to release him from its employment to enable the Executive to take up the new role, provided that the Executive agrees to forfeit any remaining pay due in respect of any notice period, confirms that he will continue to be bound by the provisions of this Agreement which are expressed to take effect after the Termination Date, including clauses 5 and 7, and agrees to enter into such documentation recording that position and waiving all claims against the Group, as the Company may reasonably require. For the avoidance of doubt, the decision whether or not to release the Executive shall be in the absolute discretion of the Company, taking account of whatever circumstances and factors it sees fit.

2.8The Company shall be able to suspend the Executive for so long as is reasonable, in order to investigate a complaint made against him.

3.SALARY, BONUS AND EQUITY

3.1The Company shall pay to the Executive a base salary (which shall accrue from day to day) at the rate of £800,000 per annum inclusive of any directors' fees payable to the Executive under the articles of association of the Company or any Associated Company subject to statutory deductions. The salary shall be payable by equal monthly instalments by credit transfer to the Executive's bank or building society account.

3.2The salary payable to the Executive under clause 3.1 shall be reviewed by the Compensation Committee annually in April, the next such review to take place in April 2027, and may (if at all) be increased by such amount as the Compensation Committee may in its absolute discretion decide and notify to the Executive in writing. For the avoidance of doubt, the Executive's salary shall not be decreased on any review.

3.3The Executive shall during the continuance of the employment be eligible to be paid bonuses of such amounts, at such times and subject to the achievement of such financial and other performance targets as the Board and the Compensation Committee may in their absolute discretion decide. The Executive's target annual discretionary bonus shall be 100% of his base salary and the Executive’s maximum annual bonus shall be 200% of his base salary in line with the rules of the Nomad Foods Annual Bonus Plan as may be in force from time to time. For the avoidance of doubt, no entitlement to any part of a bonus accrues on a daily basis. A

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payment in one year does not create any entitlement to receive a further bonus payment. Where the Executive’s employment ends during a bonus year, the Company shall (in its absolute discretion and taking account of any such facts or circumstances as it sees fit) give consideration to a pro rata bonus payment.

3.4The Executive shall be entitled to participate in the Nomad Foods Limited 2025 Equity Incentive Plan (the "Plan") and to benefit from an annual award of 300,000 Restricted Share Units (as defined in the Plan) subject to performance conditions set by the Compensation Committee and approved by the Board (and further subject to the terms of the Plan and the applicable award agreement). The first such award shall be made in January or February 2026 in accordance with the terms of the Plan.

3.5In addition, the Executive shall be entitled to 150,000 Restricted Share Units as a signing-on award without performance conditions that shall vest on the first anniversary of the Commencement Date, subject to the terms of the Plan.

3.6Notwithstanding anything to the contrary herein, if the Company is required to prepare an accounting restatement, due to its material noncompliance as a result of the Executive’s misconduct, with any financial reporting requirement under the United States securities laws, then, and only if Section 304 of the Sarbanes-Oxley Act of 2002 or a successor provision is then in effect, the Executive shall reimburse the Company for (i) any bonus or other incentive-based or equity-based compensation received by the Executive from the Company during the twelve (12) month period following the first public issuance or filing with the United States Securities Exchange Commission (the “Commission”) (whichever first occurs) of the financial documents embodying such noncompliant financial reporting and (ii) any profits realised from the sale of securities of the Company during such twelve (12) month period. The Executive shall sign to acknowledge and agree that he is subject to the Clawback Policy.

4.BENEFITS

4.1The Company shall pay for the benefit of the Executive an annual contribution of a sum equivalent to 10% of the salary payable to the Executive pursuant to clause 3 of this Agreement, at the choice of the Executive either into such pension plan (whether personal or company) as the Executive may direct in writing (in accordance with the rules of the relevant pension plan as applicable and subject always to any statutory or other regulatory limits and restrictions from time to time in force), or to the Executive directly in equal monthly instalments.

4.2The Company shall pay, in respect of the Executive, premiums to a:

4.2.1private medical insurance scheme in respect of the Executive and the Executive’s partner and immediate dependants;

4.2.2income protection scheme;

4.2.3life assurance scheme (3 times salary)

with such level of benefits as the Board shall in its absolute discretion decide. The Executive's participation in such schemes is subject to (1) the premiums for the Executive's cover being at such a rate that the Company considers reasonable (2) any statutory or other regulatory limit applicable to such premium (3) the insurer accepting the Executive for cover and (4) the rules of the relevant scheme and the rules of the insurance policy of the relevant insurance provider from time to time in force.
4.3The Company reserves the right to (1) change the provider of any of the benefits available under this clause and (2) alter the level of coverage available to the Executive at any time.

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The Company shall only be obliged to make payments to the Executive under the permanent health scheme if and to the extent it has received payment from the insurance provider for that

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purpose. The Company shall have no liability in the event that insurance cover is refused, or any conditions or limitations are applied, by the provider. The Company shall be under no obligation to take any action to enforce the terms of any insurance policy or challenge any decision of the relevant policy provider.

4.4The Company shall pay to the Executive a car allowance of £14,400 per annum paid by equal monthly instalments in arrears together with the salary referred to at clause 3.1.

4.5The Executive shall be entitled to 25 days paid holiday in each of the Company's holiday years in addition to the usual public and bank holidays. On termination the Executive shall be paid in lieu of any untaken holiday entitlement (if any) or shall be obliged to repay any holiday pay received in excess of the Executive's entitlement (if any). One day's pay for the purposes of this clause shall be calculated at the rate of 1/260th of the Executive's annual salary.

4.6Holiday shall be taken at such times as are approved by the Board and may not be carried forward from one holiday year to the next without the approval of the Board (which will not be unreasonably withheld or delayed). The Company may require the Executive to take any holiday due to him at any time after notice of termination has been served by either party.

4.7The Executive may also be entitled to other paid leave, namely paternity leave, shared parental leave, adoption leave and parental bereavement leave, subject to any statutory eligibility requirements or conditions and the Company's rules applicable to each type of leave in force from time to time. Further details of such leave are available from the HR Department. The Company may amend its policy on any of the above types of leave at any time.

4.8In the event that the Executive is unable to carry out his duties by reason of sickness or injury he shall, subject to compliance with the Company's procedures relating to notification and certification periods, be entitled to statutory sick pay in accordance with the relevant statutory rules. In addition, the Company will continue to make payments of salary to the Executive (subject to credit for any statutory sick pay and any payment to the Executive of benefit under any permanent health insurance scheme provided by the Company) and continue to provide the benefits provided for in this Agreement for all periods of such incapacity up to a maximum of 26 weeks of such incapacity in any period of 52 weeks. To the extent that any sickness or injury is caused by the negligence or breach of duty of any third party and the Executive makes a claim for damages against such third party any payments or benefits provided under this clause shall be deemed a loan by the Company and recoverable to the extent that a judgement is obtained and satisfied.

4.9The Company shall reimburse the Executive for all reasonable vouched for travelling and similar out-of-pocket expenses incurred in the discharge of his duties subject to the Company's expenses policy in force from time to time.

4.10The Executive shall undergo an examination by a registered medical practitioner nominated by the Company at such times as the Company may reasonably request and at the expense of the Company, and hereby consents to the medical adviser disclosing the results of the examination to the Company and shall provide the Company with such formal consents as may be reasonably requested for this purpose and shall co-operate in ensuring the prompt delivery to the Company of any such report.

4.11If the Executive shall be a director of the Company or any Associated Company, the Company shall pay premiums to a directors and officers liability insurance policy which offers cover for the Executive in respect of any office he may hold in the Company or any Associated Company. Such cover shall be on no less favourable terms than are applicable to other offices of the Company or any Associated Company.

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5.COMPANY PROPERTY AND CONFIDENTIALITY

In this clause, "Intellectual Property Rights" shall mean all patents, rights to Inventions, copyright and related rights, trade marks, service marks, trade, business and domain names, rights in trade dress, rights in get-up and goodwill or to sue for passing off, design rights and registered designs, rights in confidential information (including know-how) and database rights in each case whether registered or unregistered and any other intellectual property rights and including all applications for and renewals or extensions of such rights in any part of the world. "Inventions" shall mean any invention, idea, discovery, improvement, development or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

5.1The Executive acknowledges that all Intellectual Property Rights subsisting developed by the Executive in the course of his employment (whether or not during working hours or using Company resources) shall belong to the Company absolutely. To the extent that they do not automatically vest in the Company, the Executive shall hold them on trust for the Company.

5.2The Executive shall give the Company full details in writing of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by him at any time in the course of his employment which relate wholly or partly to the business of the Company or any Associated Company.

5.3The Executive hereby irrevocably waives all moral rights under the Copyright Designs and Patents Act 1988 (and any similar or equivalent rights in other jurisdictions) in relation to any existing or future works created by him in the course of his employment.

5.4The Executive acknowledges that the client and candidate databases of the Company and any Associated Company are their key assets and all Intellectual Property Rights in such and their contents are and shall remain at all times the property of the Company. Any databases created by the Executive in the course of his employment shall be the property of the Company and the Executive agrees to take any such steps as may be necessary to assign such rights to the Company.

5.5The Executive shall not copy or download in any format or use in whole or part the contents of any Company or Associated Company database (except as required by law or in the proper performance of the Executive’s duties for the Company).

5.6During his employment with the Company and thereafter the Executive shall not use any databases or any other Intellectual Property Rights owned by the Company or any Associated Company directly or indirectly to procure a commercial benefit to himself or another party or to create a commercial detriment to the Company or any Associated Company.

5.7On the termination of the Executive’s employment (or earlier if requested):

5.7.1the Executive will immediately cease to use all databases owned by the Company or any Associated Company and/or by him in the course of his employment; and

5.7.2the Executive shall forthwith surrender to a representative of the Company all documents and other materials including discs and memory sticks which contain any copies or extracts from databases owned by the Group and delete all electronic copies or extracts of the databases or their contents.
5.8The Executive acknowledges that he shall become aware of and have access to Confidential Information. "Confidential Information" shall mean trade secrets and confidential information (howsoever stored) relating to the Company, Associated Companies, its and their businesses

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and its and their past, current or prospective suppliers or customers, including information relating to finances, business transactions, research activities, dealings and affairs and

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prospective business transactions, Board decisions, customers (including customer lists, customer requirements and their identity), existing and planned product lines, price lists and pricing structures (including discounts, special prices or special contract terms offered to or agreed with customers), technology used by the Company or any Associated Company in their products and services, business plans, sales and marketing information, plans and strategies, computer systems, source codes and software, directors and information relating to employees, suppliers, licensors, agents, distributors or contractors. This shall include information expressly designated by the Company or any Associated Company as being confidential.

5.9The Executive shall not (save as required by law or in the proper performance of his duties) either during his employment or after its termination (for whatever reason) use or disclose to any person, company or other organisation whatsoever, and shall use his reasonable endeavours to prevent the publication or disclosure of, any Confidential Information.

5.10This clause shall not apply to:

5.10.1use or disclosure authorised by the Company or required by law;

5.10.2any information which is already in, or comes into, the public domain other than through the unauthorised disclosure of the Executive.

5.11On the Termination Date (or earlier if so requested by the Company), the Executive shall return all property of the Company and any Associated Company in his possession, custody or control, including his company car, credit cards, books, keys, notes, correspondence, codes, security passes, computer software and hardware (including laptops and hard disks), papers, drawings, designs, records and mobile telephones and all information (on whatever media and wherever located) relating to the business and affairs of the Company or any Associated Company or its or their suppliers. For the avoidance of doubt, this clause shall not prevent the Executive retaining his own property and information.

5.12This clause survives the termination of this Agreement and the Executive’s employment under it, howsoever caused.

6.TERMINATION

6.1The Company may not terminate this Agreement in circumstances which would prejudice the Executive's entitlement under any permanent health insurance scheme in respect of which the Company or any Associated Company pays or has paid premiums for the Executive in which the Executive participates and either he:

6.1.1is in actual receipt of benefits thereunder; or

6.1.2is not in receipt of benefits but the Executive is absent from work by reason of sickness or injury in circumstances where it is reasonably foreseeable that he may be entitled to payments under the Company's PHI scheme as a consequence of the sickness or injury causing his absence save pursuant to clause 6.3 or by reason of redundancy.
6.2The Company may terminate the Executive's employment at any time by serving a notice under this clause stating that the Company is exercising its rights under this clause and stating that it will pay to the Executive within 14 days a sum equal to the basic salary (as at the date of this Agreement) in lieu of any required period of notice less deductions for income tax and national insurance, provided always that if the Company should decide not to exercise its rights under this clause, the Executive shall not be entitled to enforce the payment referred to as a contractual debt nor as liquidated damages and his sole remedy shall be a claim in damages in respect of any unexpired period of notice. For the avoidance of doubt, such

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payment shall not include (1) any bonus that might otherwise be due during the relevant period; (2) any

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benefits which the Executive might have been entitled to receive during the period; or (3) any payment in respect of holiday entitlement which may have accrued during that period.

6.3The Company shall at all times be entitled to terminate this Agreement and the Executive's employment forthwith without any payment by way of compensation, damages, payment in lieu of notice or otherwise if the Executive:

6.3.1is guilty of any gross misconduct; or

6.3.2commits any serious, material, or repeated, breach or non-observance of any of the terms or conditions of this Agreement (in case of a repeated breach, having been given due prior written warning and (where the breach is capable of rectification) failed to rectify it); or

6.3.3unreasonably neglects or refuses to carry out any of his duties or for reasons within his control to comply with any reasonable and lawful instruction of the Company; or

6.3.4has a bankruptcy order made against him or makes any arrangement with or for the benefit of his creditors; or

6.3.5is charged with or convicted of any criminal offence (other than an offence under any road traffic legislation for which a fine or non-custodial penalty is imposed); or

6.3.6is disqualified from acting as a director or resigns as a director of the Company or any Associated Company without the prior written approval of the Company (save where he reasonably concludes that remaining a director would unreasonably give rise to personal legal liability, and he has given due prior notice of this to the Company); or

6.3.7is disqualified from membership of, or is subject to any disciplinary sanction by, any professional or other body, membership of which is relevant to his employment under this Agreement; or

6.3.8is guilty of any fraud or dishonesty or acts in any way which in the reasonable opinion of the Company brings the Company or any Associated Company into material disrepute, or (save in good faith in the performance of his duties) is materially adverse to its or their interests; or

6.3.9unreasonably fails materially to comply with any policy of the Company or any Associated Company of which he is aware including its rules relating to the use of its electronic communications systems; or

6.3.10materially breaches the Company’s policies and procedures dealing with the Bribery Act 2010 whether or not criminal or other sanctions are imposed; or

6.3.11enters into any transaction or behaves in any other way which constitutes an offence for the purposes of Part V of the Criminal Justice Act 1993 or which constitutes market abuse for the purposes of Part VIII of FSMA.

The rights of the Company under clause are without prejudice to any other rights that it may have at law to terminate this Agreement or to accept a breach by the Executive as having brought it to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

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6.4If the employment of the Executive is transferred to an Associated Company by reason of the liquidation of the Company for the purposes of reconstruction or amalgamation or as part of

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any arrangement for the amalgamation or reconstruction of the Company not involving insolvency and the Executive is offered employment with any concern or undertaking resulting from such reconstruction or amalgamation on the same terms and conditions (save for the identity of the employer) as this Agreement the Executive shall have no claim against the Company in respect of such transfer or termination.

6.5On termination (or once notice has been served by either party and the Company has exercised its rights under clause 2.6 of this Agreement), the Executive shall:

(a)at the request of the Board immediately resign from any office held by him in the Group (including Nomad) without claim for compensation (without prejudice to any claims he may have for damages for breach of this Agreement) and in the event of his failure to do so the Company is irrevocably authorised to appoint some person in his name and on his behalf to sign and deliver such resignations to the Board; and

(b)immediately repay all outstanding debts and loans due to the Company or any Associated Company and the Company is hereby authorised to deduct from any monies due to the Executive a sum in repayment of all or any part of any such debts or loans.

7.EXECUTIVE'S COVENANTS

7.1For the purpose of this clause 7:

"the Business" means any business carried on by the Group at the Termination Date and with which the Executive has been concerned to a material extent in the 12 months immediately preceding such termination or the date on which the Company exercises its rights under clause
2.6 (whichever is the earlier);

references to "Associated Companies" shall only be reference to Associated Companies in respect of which the Executive has carried out material duties in the period of 12 months prior to the Termination Date or the date on which the Company has exercised its rights under clause
2.6 (whichever is the earlier);

"Restricted Person" shall mean any person who or which has at any time during the period of 12 months immediately preceding the Termination Date or the date on which the Company exercises its rights under clause 2.6 (whichever is the earlier) done business with the Company or any Associated Company as customer or supplier or distributor or consultant and with whom or which the Executive shall have had material dealings, contact with or responsibility for during the course of the employment;

"Key Employee" shall mean any person who at the Termination Date or the date on which the Company exercises its rights under clause 2.6 (whichever is the earlier) is employed or engaged by the Group, with whom the Executive has had material contact and (a) is employed or engaged in a senior capacity and/or (b) is in the possession of confidential information belonging to the Group and/or (c) is directly managed by or reports to the Executive.

7.2The Executive acknowledges that during the course of the employment with the Company that he will receive and have access to Confidential Information of the Group and that he will have influence over and connection with customers, suppliers and employees of the Group with which the Executive comes in contact during the employment and accordingly he is willing to

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enter into the covenants described in clauses 7.3 and 7.4 in order to provide the Group with reasonable protection for its interests.

7.3The Executive covenants with the Company that he will not in connection with the carrying on of any business in competition with the Business for the period of 12 months after the

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Termination Date without the prior written consent of the Board either alone or jointly with or on behalf of any person directly or indirectly:

7.3.1canvass, solicit or approach or cause to be canvassed or solicited or approached for orders in respect of any services provided and/or any goods sold by the Group, any Restricted Person;

7.3.2solicit or entice away or endeavour to solicit or entice away from the Group, or employ or engage, any Key Employee.

7.4The Executive covenants with the Company that he will not for the period of 12 months after the Termination Date without the prior written consent of the Board either alone or jointly with or on behalf of any person directly or indirectly carry on or set up or be employed or engaged by or otherwise assist in or be interested in any capacity (save as a shareholder of not more than 3% in aggregate of any class of shares, debentures or other securities of any company which are quoted on or dealt in any recognised investment exchange) in a business in any areas in which the Company or any Associated Company carries on business or plans to carry on business (and in which plans the Executive has been involved) at the Termination Date and in respect of which the Executive shall have carried out material duties or been materially engaged or concerned at any time during the period of 12 months immediately preceding the Termination Date which is (or is likely to be) in competition with the Business, including, without limitation anywhere within the United Kingdom, Sweden, Norway, Finland, Denmark, Spain, Italy, Germany, Austria, the Netherlands, Belgium, Portugal, France, Ireland, Croatia, Serbia, Bosnia and Herzegovina, North Macedonia, Montenegro, Hungary, Poland, Slovenia, Kosovo and Switzerland (together the “Territory”), provided that a business shall only be regarded as competing with the Business if such business supplies or distributes goods or products in the Territory which compete with goods or products supplied or distributed by the Company in the Territory at the Termination Date including without limitation any business which is involved in the preparation, processing and/or supply of frozen foods, goods and products for supply or distribution in the Territory.

7.5The periods during which clauses 7.3 and 7.4 are expressed to operate shall each be reduced by such period as the Executive shall have complied during his notice period with a direction to perform no duties and/or not to enter all or any premises of the Group pursuant to clause 2.6.

7.6The covenants contained in clauses 7.3.1 and 7.3.2 and 7.4 are intended to be separate and severable and enforceable as such.

7.7While the aforesaid restrictions are considered by the parties to be reasonable in all the circumstances, it is agreed that if any restriction shall be adjudged to be void or ineffective for whatever reason but would be adjudged to be valid and effective if part of the wording thereof were deleted the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

8.TRAINING

The Executive must take part in any mandatory training arranged by the Company as may be notified to him from time to time, in full and in accordance with any deadlines that may be imposed by the Company.
9.STATUTORY PARTICULARS

9.1There is no formal disciplinary procedure in relation to the Executive's employment. The Executive shall be expected to maintain the highest standards of integrity and behaviour.

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9.2If the Executive is not satisfied with any disciplinary decision taken in relation to him, he may apply in writing within 14 days of that decision to the Board whose decision shall be final.

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9.3If the Executive has any grievance in relation to his employment he may raise it in writing with the Board whose decision shall be final.

9.4There are no collective agreements applicable to the Executive's employment.

9.5This clause 9 is not intended to be of contractual effect.

10.MISCELLANEOUS

10.1The Executive hereby warrants that by virtue of entering into this Agreement he is not and will not be in breach of any express or implied terms of any contract, court order or of any other obligation legally binding upon him.

10.2Any benefits provided by the Company to the Executive or his family which are not expressly referred to in this Agreement shall be regarded as ex gratia benefits provided at the entire discretion of the Company and shall not form part of the Executive's contract of employment.

10.3The Company shall be entitled without notice to the Executive at any time during the Executive's employment and upon termination to set off and/or make deductions from the Executive's salary or from any other sums due to the Executive from the Company or any Associated Company in respect of any overpayment of any kind made to the Executive or in respect of any outstanding debt or other sum due from him.

10.4A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

11.DEFINITIONS AND INTERPRETATION

11.1In this Agreement unless the context otherwise requires:

"Associated Company" means any company which is a holding company or a subsidiary of the Company or a subsidiary of the Company's holding company and "holding company" and "subsidiary" shall have the meanings given by s.1159 Companies Act 2006 or as amended from time to time and "Associated Companies" shall be construed accordingly;

“Clawback Policy” shall mean the Nomad Foods Limited Policy for the Recovery of Erroneously Awarded Compensation;

“Compensation Committee” means the compensation committee of the Company; "Group" means the Company and the Associated Companies;
"Termination Date" means the last day of the Executive's employment with the Company under this Agreement.

11.2In this Agreement the headings are for convenience only and shall not affect its construction or interpretation. References to clauses are references to clauses in this Agreement and references to a person shall where the context permits include reference to a corporate body or an unincorporated body of persons. Any word which denotes the singular shall where the context permits include the plural and vice versa and any word which denotes the masculine gender shall where the context permits include the feminine and/or the neuter genders and vice versa. Any reference to a statutory provision shall be deemed to include a reference to any statutory amendment modification or re-enactment.

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Exhibit 4.19
11.3This Agreement contains the entire understanding between the parties and supersedes all (if any) subsisting agreements arrangements and understandings (written or oral) relating to the employment of the Executive which such agreements, arrangements and understandings shall be deemed to have been terminated by mutual consent. The Executive warrants that he has not entered into this Agreement in reliance on any warranty representation or undertaking of any nature whatsoever which is not contained in or specifically incorporated in this Agreement.

11.4Any amendments to this Agreement shall only be valid if set out in writing and signed by both parties.

11.5This Agreement is governed by and shall be construed in accordance with the law of England and Wales and is subject to the exclusive jurisdiction of the Courts of England and Wales.

EXECUTION
The parties have shown their acceptance of the terms of this Deed by executing it as a deed below.

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Exhibit 4.19
EXECUTED as a deed by a Director, duly authorised for and on behalf of the Company, in the presence of:

)
) /s/ Harriet Hounsell
)

Signature of Witness:    ….…………………………………… Name of Witness:
Address of Witness: Occupation of Witness:

EXECUTED as a deed by DOMINIC BRISBY in the presence of:

)    /s/ Dominic Brisby……………………….

Signature of Witness:    ….…………………………………… Name of Witness:
Address of Witness: Occupation of Witness:

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